Exhibit 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

We have issued our report dated January 31, 2019 on estimates of proved reserves, future production and income attributable to certain royalty interests of Falcon Minerals Corporation and subsidiaries (“Falcon”) as of December 31, 2018.  As independent oil and gas consultants, we hereby consent to the inclusion our report and the information contained therein and information from our prior reserve reports referenced in this Annual Report on Form 10-K of Falcon (this “Annual Report”) and to all references to our firm in this Annual Report.  We hereby also consent to the corporation by reference of such reports and the information contained therein in the Registration Statement No. 333-227250 on Form S-3 and Registration Statement No. 333-228663 on Form S-8.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

March 14, 2019